UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 11, 2009 (December 10, 2009)
STERLING CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50132	76-0502785
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

333 Clay Street, Suite 3600
Houston, Texas	77002-4109
(Address of principal execute offices)	(Zip Code)
(713) 650-3700
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
     On December 10, 2009, Sterling Chemicals, Inc. (“Sterling”) elected to terminate its Amended and Restated Revolving Credit Agreement (as amended, the “Credit Agreement”) dated March 29, 2007 with The CIT Group/Business Credit, Inc., as administrative agent, and Wachovia Bank, National Association (collectively, the “Lenders”). The termination of the Credit Agreement will be effective as of January 24, 2010. The Credit Agreement governs Sterling’s senior secured revolving credit facility, which provides for borrowings of up to $25 million in revolving loans, with sub-facilities for swingline loans and letters of credit. There are not any revolving loans currently outstanding, and in connection with the termination, Sterling expects to either cash collateralize its approximately $3.5 million of outstanding letters of credit or enter into a letter of credit facility.
     The Credit Agreement was scheduled to terminate by its terms on March 29, 2012. Sterling elected to terminate the Credit Agreement prior to its maturity date because, due to its existing cash reserves and its low working capital needs, it does not currently use or foresee any future need for a revolving credit facility. There are not any penalties or termination fees payable by Sterling in connection with the early termination of the Credit Agreement.
     The Credit Agreement was secured by first priority liens on all of Sterling’s accounts receivable, inventory and other specified assets. Available credit under the Credit Agreement was subject to a monthly borrowing base of 70% of eligible accounts receivable plus 65% of eligible inventory, and borrowings bore interest at either an annual rate of a base rate plus 0.0% to 0.50% or the LIBOR rate plus 1.50% to 2.25%, depending upon borrowing availability. Sterling was also required to pay an aggregate commitment fee of 0.375% per year (payable monthly) on any unused portion of the revolving credit facility. The Credit Agreement contained customary covenants, including restrictions on Sterling’s ability to incur indebtedness, create liens, sell assets, make investments, make capital expenditures, engage in mergers and acquisitions and pay dividends.
     Other than the Credit Agreement, Sterling and its affiliates do not have any material relationships with either of the Lenders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2009	STERLING CHEMICALS, INC.
	By:	/s/ John V. Genova
John V. Genova
President and Chief Executive Officer